Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-118941, No. 333-108359, No. 333-101165, No. 333-100023 and No. 333-124098, Form S-4 No. 333-123399, and Form S-8 No. 333-83872) of Inergy L.P. and in the related Prospectuses and the Registration Statements (Form S-3 No. 333-118941-02 and Form S-4 No. 333-123399-07) of Inergy Finance Corp. and the related Prospectuses of our reports dated December 8, 2005, with respect to the consolidated financial statements and schedule of Inergy L.P. and Subsidiaries, Inergy L.P. and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inergy, L.P. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

December 8, 2005